                               Chicago Rivet Logo
                        OFFER TO PURCHASE FOR CASH UP TO
                       225,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $23.00
                         NOR LESS THAN $20.00 PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 14, 2000, UNLESS THE OFFER IS EXTENDED.

     Chicago Rivet & Machine Co., an Illinois corporation, invites its shareholders to tender up to 225,000 shares of its common stock, par value $1.00 per share, to Chicago Rivet at prices not greater than $23.00 nor less than $20.00 per share in cash, as specified by tendering shareholders. Chicago Rivet's offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal which, as amended from time to time, together constitute the offer. Unless the context requires otherwise, all references to shares includes the associated preferred stock purchase rights.

     Chicago Rivet will determine a single per share purchase price, net to the seller in cash, without interest, that it will pay for validly tendered shares, taking into account the number of shares tendered and the prices specified by tendering shareholders. Chicago Rivet will select the lowest purchase price that will allow it to buy 225,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered. Chicago Rivet will pay the purchase price for all shares validly tendered at prices at or below the purchase price and not withdrawn. However, because of the proration provisions described in the offer, all shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Chicago Rivet reserves the right, in its sole discretion, to purchase more than 225,000 shares pursuant to the offer.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions, including the condition that after giving effect to the acceptance of shares validly tendered in the offer, Chicago Rivet will continue to have at least 300 shareholders of record and the shares will remain eligible for trading on the American Stock Exchange. See Section 6.

     At a meeting of the Board of Directors of Chicago Rivet held on February 21, 2000, the Board of Directors declared a regular quarterly dividend of $.18 per share payable on March 20, 2000 to shareholders of record on March 3, 2000 and a special dividend of $.35 per share payable on April 20, 2000 to shareholders of record on April 5, 2000. Shareholders tendering shares pursuant to the offer will continue to be shareholders of record until the shares are purchased in the offer. Accordingly, if you are the record holder on the applicable record date for the regular or special dividend, tendering your shares will NOT prevent you from receiving the dividend because no shares will be purchased in the offer until after April 5, 2000.

     The shares have trading privileges on the AMEX under the symbol "CVR." On March 15, 2000 the last full trading day on the AMEX prior to announcement of the offer, the closing per share sales price as reported on the AMEX Composite Tape was $19.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

     The Board of Directors of Chicago Rivet has unanimously approved the making of the offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Neither Chicago Rivet nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares or as to the price at which you may tender your shares. Chicago Rivet has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer.

     If you wish to tender all or any portion of your shares registered in your name, you should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to Harris Trust Company of New York, and either mail or deliver the stock certificates for the shares to Harris Trust Company of New York with all other required documents or follow the procedure for book-entry delivery described in Section 3. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares and request that nominee to tender them for you. Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documents cannot be delivered to Harris Trust Company of New York by the expiration of the offer should tender the shares by following the procedures for guaranteed delivery set forth in Section
3. To properly tender your shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering your shares.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson Shareholder Communications Inc. at the address and telephone number on the back cover of this Offer to Purchase.

     Chicago Rivet has not authorized any person to make any recommendation on behalf of Chicago Rivet as to whether you should tender or refrain from tendering your shares pursuant to the offer. Chicago Rivet has not authorized any person to give any information or to make any representation in connection with the offer on behalf of Chicago Rivet other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by Chicago Rivet.

                      The Dealer Manager for the Offer is:

                             BMO Nesbitt Burns Logo

                            BMO NESBITT BURNS CORP.

March 16, 2000

                                        2
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                               SUMMARY TERM SHEET

     This summary highlights the most material information from this Offer to Purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase and Letter of Transmittal. We have included references to the sections of this document where you will find a more complete discussion of the topics in this summary.

WHAT SECURITIES IS CHICAGO RIVET OFFERING TO PURCHASE AND HOW MANY WILL IT PURCHASE?

     Chicago Rivet is offering to purchase 225,000 shares of its common stock or any lesser number of shares that shareholders tender in the offer. If more than 225,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis. Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See Section 1.

HOW MUCH WILL CHICAGO RIVET PAY ME FOR MY SHARES, AND WHAT IS THE FORM OF
PAYMENT?

     - Chicago Rivet is conducting the offer through a procedure that allows you to select the price within a specified price range at which you are willing to sell your shares. The price range for this offer is $20.00 to $23.00.

     - Chicago Rivet will determine the lowest single per share price within the price range that will allow it to purchase 225,000 shares, or if fewer shares are tendered, all shares tendered.

     - All shares purchased will be purchased at the same price, even if you have selected a lower price, but no shares will be purchased above the purchase price determined by Chicago Rivet.

     - If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price determined by Chicago Rivet under the terms of the offer. Please note that this election could result in your shares being purchased at the minimum price of $20.00 per share.

     - Shareholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will Chicago Rivet pay interest on the purchase price.

     See Section 5 for more information on payment for shares accepted in the offer.

DOES CHICAGO RIVET HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES?

     Chicago Rivet intends to obtain the approximately $5.2 million required to purchase the shares in this offer from unsecured borrowings. Chicago Rivet has obtained a commitment from Bank of America, N.A. to provide up to a $9 million term loan. See Section 9.

WHEN DOES THE OFFER EXPIRE?

     The offer expires Friday, April 14, 2000, at 5:00 P.M., New York City time. See Section 1.

CAN THE OFFER BE EXTENDED?

     Yes, Chicago Rivet may extend the offer at any time. Chicago Rivet cannot assure you that the offer will be extended or, if it is extended, for how long. See Section 14.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If the offer is extended, Chicago Rivet will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the day on which the offer was scheduled to expire. See Section 14.

                                        3
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WHAT IS THE PURPOSE OF THE OFFER?

     Chicago Rivet is making the offer to afford shareholders an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales. The offer also gives shareholders an opportunity to sell their shares at a price greater than the prevailing market price of the shares immediately prior to the announcement of the offer. Shareholders who do not tender their shares may also benefit from the offer. Non-tendering shareholders will own a larger proportionate interest in Chicago Rivet and its future earnings and assets. See Section 2.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     Chicago Rivet is not obligated to purchase any shares in the offer if the completion of the offer would reduce the number of record holders of its common stock below 300 holders or cause the common stock to cease to have trading privileges on the American Stock Exchange. Chicago Rivet's obligation to complete the offer is also subject to other conditions. See Section 6.

IF I TENDER MY SHARES WILL I STILL RECEIVE THE REGULAR AND SPECIAL DIVIDENDS PAYABLE TO SHAREHOLDERS OF RECORD ON MARCH 3, 2000 AND APRIL 5, 2000?

     Yes, if you are the record holder on the applicable record date for the regular or special dividend, tendering your shares will not prevent you from receiving the dividend, respectively.

HOW DO I TENDER MY SHARES?

     If you wish to tender shares, you must comply with the appropriate procedure described below:

     - For shares registered in your name, you should deliver the certificates representing the shares together with a completed Letter of Transmittal to Harris Trust Company of New York, the depositary for the offer, before the tender offer expires. You may also follow the procedures for book-entry transfer of shares described in Section 3 of the Offer to Purchase.

     - If your shares are registered in street name, you should contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares and request that they tender the shares for you.

     - If you cannot get a required document or certificate to the depositary before the expiration of the offer, you may have a broker, bank or other eligible institution which is a member of an approved Security Guarantee Medallion Program submit a Notice of Guaranteed Delivery guaranteeing that the missing item will be delivered to the depositary within three American Stock Exchange trading days after the date of execution of the notice.

     See Section 3 for more information on the procedures for tendering shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw your shares at any time before 5:00 P.M. on Friday, April 14, 2000 and, unless your shares have already been accepted for payment by Chicago Rivet, at any time after 12:00 Midnight, New York City time, on Wednesday, May 10, 2000. See Section 4.

WHAT DO CHICAGO RIVET AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

     Neither Chicago Rivet nor its Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 2.

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WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

     On March 15, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the American Stock Exchange Composite Tape was $19.00. You are advised to obtain a current market quotation for your shares. See Section 7.

WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     For additional information or assistance, you may contact Georgeson Shareholder Communications Inc. at (800) 223-2064.

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                               TABLE OF CONTENTS

SECTION                                                                PAGE
-------                                                                ----
INTRODUCTION.........................................................    7
THE OFFER............................................................    8
 1.      Number of Shares; Proration.................................    8
 2.      Background and Purpose of the Offer; Certain Effects of the
         Offer.......................................................    9
 3.      Procedure for Tendering Shares..............................   11
 4.      Withdrawal Rights...........................................   15
 5.      Purchase of Shares and Payment of Purchase Price............   16
 6.      Certain Conditions of the Offer.............................   16
 7.      Price Range of Shares; Dividends............................   18
 8.      Interests of Directors and Executive Officers; Transactions
         and
         Arrangements Concerning the Shares..........................   19
 9.      Source and Amount of Funds..................................   20
10.      Certain Information about Chicago Rivet.....................   20
11.      Effects of the Offer on the Market for Shares; Registration
         under the Exchange Act......................................   23
12.      Certain Legal Matters; Regulatory Approvals.................   23
13.      Certain U.S. Federal Income Tax Consequences................   23
14.      Extension of the Offer; Termination; Amendments.............   25
15.      Fees and Expenses...........................................   26
16.      Miscellaneous...............................................   27

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by the words "believe," "anticipated," "expected" or similar expressions. These statements are subject to certain risks and uncertainties which could cause actual circumstances to differ materially from those mentioned in this discussion, including, but not limited to:

     - the ability of Chicago Rivet to maintain its relationships with its significant customers,

     - increases in the prices of, or limitations on the availability of, Chicago Rivet's primary raw materials, or

     - a downturn in the automotive industry, upon which Chicago Rivet relies for sales revenue, and which is cyclical and dependent on, among other things, consumer spending, international economic conditions and regulations and policies regarding international trade.

     Many of these factors are beyond our ability to control or predict. Readers are cautioned not to place undue reliance on these forward-looking statements. Chicago Rivet undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TO THE HOLDERS OF SHARES OF COMMON STOCK
OF CHICAGO RIVET & MACHINE CO.

                                  INTRODUCTION

     Chicago Rivet & Machine Co., an Illinois corporation, invites its shareholders to tender shares of its common stock, par value $1.00 per share, to Chicago Rivet at prices not greater than $23.00 nor less than $20.00 per share in cash, specified by tendering shareholders upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal which, as amended from time to time, together constitute the offer.

     Chicago Rivet will determine a single per share price, net to the seller in cash, without interest, that it will pay for validly tendered shares, taking into account the number of shares tendered and the prices specified by tendering shareholders. Chicago Rivet will select the lowest purchase price that will allow it to buy 225,000 shares validly tendered or, if a lesser number of shares are validly tendered, all shares that are validly tendered. Chicago Rivet will pay the purchase price for all shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the purchase price and not withdrawn. Chicago Rivet reserves the right, in its sole discretion, to purchase more than 225,000 shares pursuant to the offer.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions including the condition that after giving effect to the acceptance of shares validly tendered in the offer, Chicago Rivet will continue to have at least 300 shareholders of record and the shares will remain eligible for trading on the American Stock Exchange. See Section 6.

     If, before the Expiration Date, more than 225,000 shares (or such greater number of shares as Chicago Rivet may elect to purchase), are validly tendered at or below the purchase price and not withdrawn, Chicago Rivet will purchase shares on a pro rata basis from all shareholders who validly tender shares at prices at or below the purchase price. Chicago Rivet will return at its own expense all shares not purchased pursuant to the offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration.

     The purchase price will be paid net to the tendering shareholder in cash without interest for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by Chicago Rivet in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. However, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the substitute form W-9 that is included with the letter of transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to the shareholder or other payee pursuant to the offer. See Section 3.

     Chicago Rivet will also pay all fees and expenses of BMO Nesbitt Burns Corp., the Dealer Manager, Georgeson Shareholder Communications Inc., the Information Agent, and Harris Trust Company of New York, the Depositary, in connection with the offer. See Section 15.

     The Board of Directors of Chicago Rivet has unanimously approved the making of the offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Neither Chicago Rivet nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares or as to the price at which you may tender your shares. Chicago Rivet has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer.

     Chicago Rivet is making the offer to afford to those shareholders who desire liquidity an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales. The offer also gives shareholders an opportunity to sell their shares at a price greater than the prevailing market price of the shares immediately prior to the announcement of the offer. After the offer is completed, Chicago

Rivet expects to have sufficient cash flow and access to other sources of capital to fund currently anticipated investments in its business and to operate its existing business.

     As of the close of business on March 15, 2000, there were 1,138,096 shares outstanding held by 418 record holders. The 225,000 shares that Chicago Rivet is offering to purchase represent approximately 19.8% of the outstanding shares.

     A tender of shares pursuant to the offer will include a tender of the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of November 22, 1999, between Chicago Rivet and First Chicago Trust Company of New York, as rights agent. No separate consideration will be paid for the rights. Unless the context otherwise requires, all references in this Offer to Purchase to the shares includes the associated preferred stock purchase rights. For a description of the rights, see Section 7.

     The shares have trading privileges on the American Stock Exchange under the symbol "CVR." On March 15, 2000, the last full trading day on the AMEX prior to the announcement of the offer, the closing per share sales price as reported on the AMEX Composite Tape was $19.00. CHICAGO RIVET URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS FOR THE SHARES.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the offer, Chicago Rivet will purchase 225,000 shares or such lesser number of shares as are validly tendered and not withdrawn in accordance with Section 4 before the Expiration Date at a net cash price, without interest (determined in the manner described below), not greater than $23.00 nor less than $20.00 per share.

     The term "Expiration Date" means 5:00 P.M., New York City time, on Friday, April 14, 2000. Chicago Rivet may, in its sole discretion, extend the period of time during which the offer is open. If the offer is extended, the term "Expiration Date" will refer to the latest time and date at which the offer, as extended by Chicago Rivet, will expire. See Section 14 for a description of Chicago Rivet's right to extend the time during which the offer is open and to delay, terminate or amend the offer. If the offer is oversubscribed, shares tendered at or below the purchase price before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     Chicago Rivet reserves the right, in its sole discretion, to purchase more than 225,000 shares pursuant to the offer. See Section 14. In accordance with applicable regulations of the Securities and Exchange Commission, Chicago Rivet may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer.

     If (1) Chicago Rivet increases or decreases the price to be paid for shares, increases or decreases the Dealer Manager's fee, increases the number of shares it may purchase in the offer by more than 2% of the outstanding shares, or decreases the number of shares it may purchase in the offer and (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14, the offer will be extended until the expiration of the ten business day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See
Section 6.

     In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares must either (1) specify the price (not greater than $23.00 nor less than $20.00 per share) at which he or she is willing to have Chicago Rivet purchase his or her shares or (2) specify that he or she is willing to sell his or her shares at the price determined by Chicago Rivet in accordance with the terms of the offer, which could result in the shares being sold at the minimum price of $20.00. Promptly following the Expiration Date,

Chicago Rivet will, in its sole discretion, determine the purchase price (not greater than $23.00 nor less than $20.00 per share) that it will pay for shares validly tendered pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. Chicago Rivet will select the lowest purchase price that will allow it to purchase 225,000 shares validly tendered or, if a lesser number of shares are validly tendered, all shares that are tendered and not withdrawn. Chicago Rivet will pay the purchase price for all shares validly tendered prior to the Expiration Date at prices at or below the purchase price and not withdrawn, upon the terms and subject to the conditions of the offer. All shares not purchased pursuant to the offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration, will be returned to the tendering shareholders at Chicago Rivet's expense as promptly as practicable following the Expiration Date.

     In the event that prior to the Expiration Date more than 225,000 shares (or a greater number of shares as Chicago Rivet may elect to purchase pursuant to the offer) are validly tendered at or below the purchase price and not withdrawn, Chicago Rivet will purchase shares validly tendered at or below the purchase price and not withdrawn prior to the Expiration Date on a pro rata basis. Consequently, all of the shares that a shareholder tenders in the offer may not be purchased even if they are tendered at a price less than or equal to the purchase price.

     Proration. If proration is required, Chicago Rivet will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares tendered by the shareholder at or below the purchase price to the total number of shares tendered by all shareholders at or below the purchase price. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each shareholder pursuant to the offer. Although Chicago Rivet does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may also be able to obtain the information from their brokers.

     As described in Section 13, the number of shares that Chicago Rivet will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of the purchase and therefore may be relevant to a shareholder's decision whether to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of March 15, 2000 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Chicago Rivet's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Chicago Rivet is making the offer to afford to those shareholders who desire liquidity an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales. After the offer is completed, Chicago Rivet expects to have sufficient cash flow and access to other sources of capital to fund its currently anticipated investments in its business and to operate its existing business.

     The Board of Directors believes that, given Chicago Rivet's businesses, assets and prospects, the purchase of the shares pursuant to the offer is an attractive investment that will benefit Chicago Rivet and its remaining shareholders. The offer provides shareholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $23.00 nor less than $20.00 per share) at which they are willing to sell their shares and, if any shares are purchased pursuant to the offer, to sell those shares for cash to Chicago Rivet without the usual costs associated with a market sale. The offer gives shareholders an opportunity to sell their shares at a price greater than the prevailing market prices of the shares immediately prior to the announcement of the offer. To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to Chicago Rivet for services to shareholders should be reduced. Shareholders who determine not to accept the offer will increase their proportionate interest in Chicago Rivet's equity, and therefore in Chicago Rivet's future earnings and assets, subject to Chicago Rivet's right to issue additional shares and other equity securities in the future.

     The Board of Directors approved the making of the offer after consultation with Chicago Rivet's financial advisor, BMO Nesbitt Burns Corp. Chicago Rivet retained Nesbitt Burns in February 2000 to provide financial advice.

     In November 1999, Chicago Rivet received an unsolicited indication of interest from a third-party relating to a possible acquisition proposal for Chicago Rivet. The indication of interest did not suggest any proposed price, was subject to due diligence and did not indicate the source of financing for any possible transaction. It also stated that if Chicago Rivet did not meet with this third party, the third party was prepared to make a tender offer to Chicago Rivet's shareholders at a premium to recent trading prices for the last year. The Board of Directors of Chicago Rivet considered the indication of interest and determined that pursuing it was not in the best interests of Chicago Rivet or its shareholders. With this offer, the Board of Directors continues to seek ways to maximize value for Chicago Rivet's shareholders.

     The Board of Directors of Chicago Rivet has unanimously approved the making of the offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Neither Chicago Rivet nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares or as to the price at which you may tender your shares. Chicago Rivet has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer.

     As of March 15, 2000, no person was known by Chicago Rivet to be the beneficial owner of more than 5% of the outstanding shares, except Chicago Rivet understands from publicly available reports to the SEC that Dimensional Fund Advisors, Inc., 1299 Ocean Drive, 11th Floor, Santa Monica, CA 90401, may be deemed to own 74,600 outstanding shares or approximately 6.6% of the outstanding shares; and John A. Morrissey, Chairman of the Board and Chief Executive Officer of Chicago Rivet, and Walter W. Morrissey, a member of the Board of Directors of Chicago Rivet, may be deemed to be a group beneficially owning 174,572 or 15.3% of the outstanding shares. If Chicago Rivet purchases 225,000 shares pursuant to the offer, assuming no shares beneficially owned by Dimensional, John A. Morrissey or Walter W. Morrissey are tendered in the offer, Dimensional might be deemed to own approximately 8.2% of the outstanding shares and John A. Morrissey and Walter W. Morrissey might be deemed to be a group beneficially owning approximately 19.1% of the outstanding shares. Pursuant to the Rights Agreement, any deemed increase in the share ownership of John A. Morrissey and Walter W. Morrissey as a result of the offer will not cause the preferred stock purchase rights to become exercisable. See Section 7.

     In February 1990, Chicago Rivet announced that the Board of Directors had authorized a repurchase of shares. In May 1991 and August 1994, the Board authorized the purchase of additional shares. Pursuant to these authorizations, Chicago Rivet was authorized to purchase up to 200,000 shares. The shares were to be purchased from time to time in the open market or unsolicited negotiated transactions, including block purchases. The timing and number of shares repurchased was to be determined by overall financial and market conditions. Since April 1990, Chicago Rivet has repurchased 150,596 shares at prices ranging from $9 3/8 to $40 3/8 per share pursuant to the repurchase program. Rule 13e-4 under the Exchange Act prohibits Chicago Rivet from making any purchases of shares until 10 business days after the Expiration Date, other than pursuant to the offer. Thereafter, Chicago Rivet intends to resume its repurchase program. Any share purchases under the repurchase program or otherwise may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the offer. Any future purchases by Chicago Rivet, either pursuant to the repurchase program or otherwise, will depend on numerous factors, including the market price of the shares, the results of the offer, Chicago Rivet's business and financial condition and general economic and market conditions. Shares purchased in the offer will not be counted in the aggregate number of shares to be purchased pursuant to the repurchase program.

     Shares that Chicago Rivet acquires pursuant to the offer will be retained as treasury stock (unless Chicago Rivet determines to retire the shares) and be available for issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which shares are traded) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in Chicago Rivet's businesses, and satisfaction of obligations under employee benefit plans. Chicago Rivet has no current plan for issuance of shares repurchased pursuant to the offer.

     Except as disclosed in this Offer to Purchase, Chicago Rivet currently has no plans or proposals that relate to or would result in:

     - the acquisition by any person of additional securities of Chicago Rivet or the disposition of securities of Chicago Rivet;

     - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Chicago Rivet or any or all of its subsidiaries;

     - a sale or transfer of a material amount of assets of Chicago Rivet or any of its subsidiaries;

     - any change in the present Board of Directors or management of Chicago Rivet;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of Chicago Rivet;

     - any other material change in Chicago Rivet's corporate structure or business;

     - any change in Chicago Rivet's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of Chicago Rivet by any person;

     - a class of equity security of Chicago Rivet ceasing to be listed on a national securities exchange or authorized to be quoted in an automated quotation system operated by a national securities association;

     - a class of equity security of Chicago Rivet becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     - the suspension of Chicago Rivet's obligation to file reports pursuant to
       Section 15(d) of the Exchange Act.

3.  PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. For shares to be validly tendered pursuant to the offer:

          (1) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer described below, together with a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at one of its address set forth on the back cover of this Offer to Purchase; or

          (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     As specified in Instruction 5 of the Letter of Transmittal, each shareholder who desires to tender shares pursuant to the offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Shareholder" indicating the price at which shares are being tendered. A tender of shares will be proper if and only if one of these boxes is checked on the Letter of Transmittal.

     If you wish to maximize the chance that your shares will be purchased, you should check the box on the letter of transmittal marked "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares being purchased at the minimum price of $20.00 per share.

     If you wish to indicate a specific price (in multiples of $.125) at which you are tendering your shares, you must check a box under the section captioned "Shares Tendered at Price Determined by Shareholder" of the letter of transmittal in the table labeled "Price (in dollars) per share at which shares are being tendered." If you wish to tender your shares at more than one price, you must complete separate letters of transmittal for each price at which you are tendering shares. The same shares cannot be tendered at more than one price.

     Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if:

          (1) the Letter of Transmittal is signed by the registered holder of the shares (which, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the shares) tendered and the shareholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

          (2) if shares are tendered for the account of an "Eligible
     Institution."

     An "Eligible Institution" means (1) banks (as defined in Section 3(a) of the Federal Deposit Insurance Act); (2) brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange Act); (3) credit unions (as defined in Section 198(1)(A) of the Federal Reserve Act); (4) national securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and (5) savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act), which, in each case, are members of an approved Signature Guarantee Medallion Program.

     In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to any person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of a book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer the shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed.

     The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of the letter of transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Chicago Rivet may enforce such agreement against the participant.

     Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, the shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Chicago Rivet has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered shares in proper form for transfer (or a Book-Entry Transfer Confirmation with respect to all tendered shares), together with a properly completed and duly executed Letter of Transmittal or manually signed facsimile of the Letter of Transmittal and any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third AMEX trading day after the date of execution of the Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

     Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders, including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations), are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. These statements can be obtained from the Depositary. See Instructions 12 and 13 of the Letter of Transmittal.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO

THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 13.

     Withholding for Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (4) a trust if the administration of the trust is subject to the primary supervision of a United States court and one or more United States persons has the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a United States person. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8 BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8 ECI. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8 BEN or IRS Form W-8 ECI) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 12 and 13 of the Letter of Transmittal.

     Tendering Shareholder's Representation and Warranty; Chicago Rivet's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, for any person acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless at the time of tender and at the Expiration Date the person tendering (1) has a "net long position" equal to or greater than the amount tendered in (a) the shares, or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") and, upon the acceptance of the tender, will acquire the shares by conversion, exchange or exercise of the Equivalent Securities to the extent required by the terms of the offer and (2) will deliver or cause to be delivered the shares for the purpose of tender to Chicago Rivet within the period specified in the offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in the offer will constitute the tendering shareholder's representation and warranty to Chicago Rivet that (1) the shareholder has a "net long position" in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (2) the tender of shares complies with Rule 14e-4. Chicago Rivet's acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and Chicago Rivet upon the terms and subject to the conditions of the offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Chicago Rivet, in its sole discretion, and its determination will be final and binding on all parties. Chicago Rivet reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for any shares which may, in the opinion of Chicago Rivet's counsel, be unlawful. Chicago Rivet also reserves the absolute right to waive any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of Chicago Rivet, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any notice of any defects or irregularities.

     Lost or Destroyed Certificates. If any certificate representing shares has been, lost, stolen or destroyed, you should notify Chicago Rivet's transfer agent, First Chicago Trust Company of New York, at (800) 446-2617. You will then be instructed regarding the procedures to be followed in order to replace the certificate. SHAREHOLDERS ARE REQUESTED TO CONTACT FIRST CHICAGO TRUST COMPANY OF NEW YORK IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

     Certificates for shares (or a timely Book-Entry Confirmation), together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal (or an Agent's Message for a book-entry transfer), must be delivered to the Depositary and not to Chicago Rivet. Any documents delivered to Chicago Rivet will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable. Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by Chicago Rivet as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Wednesday, May 10, 2000.

     For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder if different from that of the person who tendered the shares. If the certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by Chicago Rivet, in its sole discretion, and its determination will be final and binding on all parties. None of Chicago Rivet, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any notice of any defects or irregularities. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

     If Chicago Rivet extends the offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to Chicago Rivet's rights under the offer, the Depositary may, subject to applicable law, retain on behalf of Chicago Rivet all tendered shares, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Chicago Rivet will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders, and will purchase shares validly tendered at or below the purchase price and not withdrawn as soon as practicable after the Expiration Date. Chicago Rivet will be deemed to have purchased, subject to the proration provisions, shares that are validly tendered at or below the purchase price and not withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the offer.

     Chicago Rivet will purchase all of the shares accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for shares (or of a timely Book Entry Confirmation of the shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or manually signed facsimile of the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any other required documents.

     Payment for shares purchased pursuant to the offer will be made by depositing the aggregate purchase price with the Depositary, which will transmit payment to the tendering shareholders.

     In the event of proration, Chicago Rivet will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, Chicago Rivet does not expect to be able to announce the final results of any proration until approximately seven business days after the Expiration Date. Under no circumstances will Chicago Rivet pay interest on the purchase price including, without limitation, by reason of any delay in making payment. Certificates for all shares not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, as promptly as practicable following the Expiration Date or termination of the offer without expense to the tendering shareholder. In addition, if certain events occur, Chicago Rivet may not be obligated to purchase shares pursuant to the offer. See Section 6.

     Chicago Rivet will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or other person), payable on account of the transfer to the person will be deducted from the purchase price unless evidence satisfactory to Chicago Rivet of the payment of the taxes or exemption from the taxes is submitted. See Instruction 7 of the Letter of Transmittal.

     Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the offer. See Section 3 regarding federal income tax consequences for foreign shareholders.

6.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the offer, Chicago Rivet will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if, at any time on or after March 16, 2000 and prior to the time of payment for any shares (whether any shares have been accepted for payment, purchased or paid for pursuant to the offer), any of the following events have occurred (or have been determined by Chicago Rivet to have occurred) that, in Chicago Rivet's sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Chicago Rivet), makes it inadvisable to proceed with the offer or with the acceptance for payment or payment:

     - there has been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which

             (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of shares pursuant to the offer or otherwise relates in any manner to the offer; or

             (2) could, in Chicago Rivet's sole judgment, materially affect the business, condition (financial or other), income, operations or prospects of Chicago Rivet and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Chicago Rivet and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to Chicago Rivet; or

     - there has been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Chicago Rivet or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, that, in Chicago Rivet's sole judgment, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) above; or

     - there has occurred any of the following:

             (1) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

             (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

             (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

             (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event which, in Chicago Rivet's sole judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

             (5) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in Chicago Rivet's sole judgment a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Chicago Rivet and its subsidiaries, taken as a whole, or on the trading in the shares or on the proposed financing of the offer;

             (6) a material acceleration or worsening of any of the foregoing existing at the time of the announcement of the offer; or

             (7) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on March 15, 2000; or

     - any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of Chicago Rivet and its subsidiaries, taken as a whole, which in Chicago Rivet's sole judgment is or may be material to Chicago Rivet and its subsidiaries taken as a whole; or

     - it has been publicly disclosed or Chicago Rivet has learned that

             (1) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the SEC on March 15, 2000); or

             (2) any person or group that has filed a Schedule 13D or 13G on or prior to March 15, 2000 shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

     - any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Chicago Rivet or any of its shares.

     - as of the Expiration Date, and after giving effect to the acceptance of shares validly tendered, Chicago Rivet will continue to have at least 300 shareholders of record and the shares will remain eligible for trading on the AMEX.

     The conditions referred to above are for Chicago Rivet's sole benefit and may be asserted by Chicago Rivet regardless of the circumstances giving rise to any such condition (including any action or inaction by Chicago Rivet) or may be waived by Chicago Rivet in whole or in part; provided however, that the condition regarding the minimum number of record holders and eligibility for trading on the AMEX may not be waived by Chicago Rivet. Chicago Rivet's failure at any time to exercise any of the rights referred to above shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Chicago Rivet waives any of the conditions described above, it may be required to extend the Expiration Date of the offer. Any determination by Chicago Rivet concerning the events described above and any related judgment or decision by Chicago Rivet regarding the inadvisability of proceeding with the purchase of or payment for any shares tendered will be final and binding on all parties.

     The Exchange Act requires that all conditions to the offer must be satisfied or waived before the Expiration Date.

7.  PRICE RANGE OF SHARES; DIVIDENDS

     The shares have trading privileges on the AMEX. The high and low sales prices per share on the AMEX Composite Tape as compiled from published financial sources and the quarterly cash dividends paid per share for the periods indicated are listed below:

                                                              HIGH    LOW     DIVIDENDS
                                                              ----    ----    ---------
1998
  1st Quarter...............................................  $46 1/2 $ 28      $.18
  2nd Quarter...............................................  49 1/2    32       .58
  3rd Quarter...............................................  34 7/8  24 3/4     .18
  4th Quarter...............................................  30 1/2    21       .18
1999
  1st Quarter...............................................  27 3/4    23       .18
  2nd Quarter...............................................  28 3/8  19 1/8     .53
  3rd Quarter...............................................  26 7/8  20 5/8     .18
  4th Quarter...............................................  24 1/2  21 3/8     .18
2000
  First Quarter (through March 15, 2000)....................  23 1/4    19       .53(1)

---------------
(1) Includes regular and special dividends declared on February 21, 2000, payable on March 20, 2000 and April 20, 2000, to holders of record of shares on March 3, 2000 and April 5, 2000, respectively, including holders of record tendering shares in the offer.

     The closing per share sales price as reported on the AMEX Composite Tape on March 15, 2000, the last full trading day before the announcement of the offer, was $19.00. CHICAGO RIVET URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE FOR THE SHARES.

     At a meeting of the Board of Directors of Chicago Rivet held on February 21, 2000, the Board of Directors declared a regular quarterly dividend of $.18 per share payable on March 20, 2000 to shareholders of record on March 3, 2000 and a special dividend of $.35 per share payable on April 20, 2000 to shareholders of record on April 5, 2000. Shareholders tendering shares pursuant to the offer will continue to be shareholders of record until the shares are purchased in the offer. Accordingly, if you are the record holder on the applicable record date for the regular or special dividend, tendering your shares will NOT prevent you from receiving the dividend because no shares will be purchased in the offer until after April 5, 2000.

     Rights Agreement. On November 22, 1999, the Board of Directors of Chicago Rivet adopted a Rights Agreement with First Chicago Trust Company of New York, as rights agent, pursuant to which preferred stock purchase rights were distributed to shareholders on the basis of one right for each share of common stock outstanding. In general, the rights become exercisable or transferable only upon the occurrence of certain events relating to the acquisition by any person or group of beneficial ownership of 10% or more of Chicago Rivet's outstanding securities or the commencement of a tender offer to acquire such beneficial ownership. Once exercisable, each right entitles its holder to purchase from Chicago Rivet 1/100th of one share of Series A Junior Participating Preferred Stock at a purchase price of $90, subject to adjustment. The rights expire on December 2, 2009, and, subject to certain conditions, may be redeemed by the Board of Directors at any time at a price of $.01 per right.

     The rights are not currently exercisable and trade together with the shares of common stock. Absent circumstances causing the rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any shares pursuant to the offer will include the tender of the associated rights. No separate consideration will be paid for the rights. Upon the purchase of shares by Chicago Rivet pursuant to the offer, the sellers of the shares will no longer own the rights associated with the purchased shares.

     The description above of the rights is qualified in its entirety by reference to the Rights Agreement, a form of which has been included as an exhibit to Chicago Rivet's Current Report on Form 8-K filed with the SEC on November 24, 1999. The Form 8-K and its exhibits may be obtained from the SEC in the manner provided in Section 10.

8. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     As of March 15, 2000, there were 1,138,096 shares outstanding. The 225,000 shares that Chicago Rivet is offering to purchase represent 19.8% of the shares outstanding as of March 15, 2000.

     As March 15, 2000, Chicago Rivet's directors and executive officers as a group (7 persons) beneficially owned 180,022 shares, which constituted approximately 15.8 % of the issued and outstanding shares. Each of Chicago Rivet's directors and executive officers has advised Chicago Rivet that he or she does not intend to tender any shares pursuant to the offer. If Chicago Rivet purchases 225,000 shares pursuant to the offer and no director or executive officer tenders shares pursuant to the offer, then after the purchase of shares pursuant to the offer, Chicago Rivet's directors and executive officers as a group would beneficially own approximately 19.7 % of the outstanding shares.

     As of March 15, 2000, no director or executive officer had beneficial ownership of more than 1% of the outstanding shares, except John A. Morrissey, Chairman of the Board and Chief Executive Officer of Chicago Rivet, and Walter
W. Morrissey, a member of the Board of Directors of Chicago Rivet, whose beneficial ownership was approximately 7.9% and 7.4%, respectively, of the outstanding shares. If Chicago Rivet purchases 225,000 shares pursuant to the offer, assuming no shares beneficially owned by John A. Morrissey or Walter W. Morrissey, are tendered in the offer (as is intended by John A. Morrissey and Walter W. Morrissey), shares beneficially owned by John A. Morrissey and Walter
W. Morrissey would represent approximately 9.9% and 9.2%, respectively, of the outstanding shares.

     Based on Chicago Rivet's records and information provided to Chicago Rivet by its directors, executive officers, associates and subsidiaries, neither Chicago Rivet nor any of its associates or subsidiaries or persons controlling Chicago Rivet nor, to the best of Chicago Rivet's knowledge, any of the directors or executive officers of Chicago Rivet or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the shares during the 60 days prior to March 16, 2000.

     Except as set forth in this Offer to Purchase, neither Chicago Rivet nor, to Chicago Rivet's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any securities of Chicago Rivet, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9.  SOURCE AND AMOUNT OF FUNDS

     Assuming that Chicago Rivet purchases 225,000 shares pursuant to the offer at the maximum specified purchase price of $23.00 per share, Chicago Rivet expects the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $5.5 million. The tender offer is not subject to Chicago Rivet's receipt of financing. Chicago Rivet anticipates that substantially all of the funds necessary to pay these amounts will be provided through unsecured borrowings. Chicago Rivet has obtained a commitment from Bank of America, N.A. to provide a term loan of up to $9 million with a 60-month maturity. The interest rate for the term loan is based upon, at the election of Chicago Rivet, Bank of America's Reference Rate less an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin. The applicable margin is based upon Chicago Rivet's funded debt ratio. The applicable margin for the portion of the term loan that bears interest at the Reference Rate is up to 0.50% per annum and the applicable margin for the portion of the term loan that bears interest at the LIBOR rate is up to 1.30% per annum. Chicago Rivet may prepay the term loan at any time in whole or part in an amount not less than $450,000. Prior to any advance, Chicago Rivet will enter into loan documentation which includes representations and warranties, covenants, events of default and other terms customary to financing of this type. A copy of the commitment has been filed with the SEC as an exhibit to the Schedule TO filed in connection with this offer.

     Chicago Rivet expects to repay indebtedness incurred as a result of the offer through cash flow from operations or future borrowings.

10.  CERTAIN INFORMATION ABOUT CHICAGO RIVET

     Chicago Rivet & Machine Co. was incorporated under the laws of the State of Illinois in December 1927, as successor to the business of Chicago Rivet & Specialty Co. Chicago Rivet operates in two segments of the fastener industry: fasteners and assembly equipment. The fastener segment consists of the manufacture and sale of rivets, cold-headed fasteners and parts and screw machine products. The assembly equipment segment consists primarily of the manufacture of automatic rivet setting machines, automatic assembly equipment, parts and tools for such machines, and the leasing of automatic rivet setting machines.

     Chicago Rivet & Machine Co. is headquartered at 901 Frontenac Road, Naperville, Illinois 60566. Its phone number is (630) 357-8500.

     Additional Information. Chicago Rivet is subject to the informational filing requirements of the Exchange Act and is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Chicago Rivet's directors and officers, their remuneration options granted to them, if any, the principal holders of Chicago Rivet's securities and any material interest of these persons in transactions with Chicago Rivet is required to be disclosed in proxy statements distributed to Chicago Rivet's shareholders and filed with the SEC. Chicago Rivet also has filed an Issuer Tender offer Statement on Schedule TO with the SEC which includes certain additional information relating to the offer. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public

Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Summary Historical and Unaudited Pro Forma Consolidated Financial Information. The table below contains summary historical consolidated financial information of Chicago Rivet and its subsidiaries. The summary historical consolidated financial information for the years ended December 31, 1999 and 1998 and as of December 31, 1999 and 1998 has been derived from the audited consolidated financial statements of Chicago Rivet. The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in Chicago Rivet's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which it files with the SEC.

     The summary unaudited consolidated pro forma financial information contained in the table gives effect to the purchase of shares of Chicago Rivet common stock pursuant to this Offer to Purchase, including the related borrowings by Chicago Rivet, based on certain assumptions described below. The unaudited consolidated pro forma income statement and balance sheet information as of, and for the year ended, December 31, 1999 gives effect to the purchase of common stock pursuant to the offer, including the related borrowings by Chicago Rivet, as though such events occurred on January 1, 1999. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary historical condensed financial information set forth below and the historical consolidated financial information incorporated by reference herein. The summary unaudited consolidated pro forma financial statements are subject to a number of uncertainties and assumptions and do not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the purchase of the common stock pursuant to this Offer to Purchase, including the related borrowings by Chicago Rivet, been completed at the dates indicated.

                   Summary Historical and Unaudited Pro Forma
                       Consolidated Financial Information
                          CHICAGO RIVET & MACHINE CO.
                             Year Ended December 31
                     (in thousands, except per share data)

                                                                                     1999
                                                       1998       1999           PRO FORMA(1)
                                                      -------    -------    ASSUMED PURCHASE PRICE
                                                      ACTUAL     ACTUAL         PER SHARE OF:
                                                      -------    -------    ----------------------
                                                                             $20.00       $23.00
INCOME STATEMENT INFORMATION:
Net sales...........................................  $44,938    $49,080     $49,080      $49,080
Income before income taxes..........................    5,077      5,229       4,550        4,501
Net income..........................................    3,360      3,454       3,012        2,980
Average shares outstanding..........................    1,159      1,151         926          926
Earnings per Share(2)...............................     2.90       3.00        3.25         3.22
BALANCE SHEET INFORMATION:
Total assets........................................   31,816     32,622      32,622       32,622
Total debt..........................................    4,950      3,150       7,650        8,325
Shareholders' equity................................   22,013     23,887      18,945       18,238
Book value per common share(3)......................    19.08      20.99       20.75        19.97

---------------

(1) The pro forma consolidated financial information assumes a total of 225,000 shares of common stock are purchased at $20.00 per share and $23.00 per share and the purchase is financed with borrowings under a term loan. The assumed interest rate used in the pro forma consolidated financial information was 7.3%. Expenses directly related to the offer were assumed to be $350,000. The pro forma consolidated financial information gives effect to the tax expense or benefit of all applicable adjustments, as described above, at an incremental rate of 35%.

(2) Earnings per share is calculated based upon the average number of shares outstanding during the prior 12 months. Pro forma earnings per share data assume that the transaction occurred at the beginning of the period.

(3) Book value per share is calculated as total shareholders' equity divided by the number of shares, or pro forma shares, outstanding at the end of the period.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer incorporates by reference the financial statements and the notes related thereto contained in the documents listed below that have been previously filed with the SEC. These documents contain important information about Chicago Rivet.

         SEC Filings (File No. 0-1227)                          Period
------------------------------------------------  -----------------------------------
Annual Report on Form 10-K                        Fiscal year ended December 31, 1998
Quarterly Reports on Form 10-Q                    Quarters ended:
                                                  - March 31, 1999
                                                  - June 30, 1999
                                                  - September 30, 1999

     Chicago Rivet also incorporates by reference additional documents that it may file with the SEC between the date of this Offer to Purchase and the date that the offer, proration period and withdrawal rights expire. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     Chicago Rivet's purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders, but the offer is conditioned upon there being at least 300 holders of record after the consummation of the offer. The average daily trading volume for the shares on the AMEX during the last year was less than 1,700 shares. On some days, no shares were traded. Chicago Rivet believes that there will still be a sufficient number of shares outstanding and publicly traded following the offer to ensure a trading market in the shares. Based on the published guidelines of the AMEX, Chicago Rivet does not believe that its purchase of shares pursuant to the offer will cause its remaining shares to lose trading privileges on the AMEX.

     The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Chicago Rivet believes that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that Chicago Rivet furnish information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of Chicago Rivet's shareholders. Chicago Rivet believes that its purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Chicago Rivet is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Chicago Rivet's acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, Chicago Rivet currently contemplates that it will seek such approval or other action. Chicago Rivet cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to Chicago Rivet's business. Chicago Rivet's obligations under the offer to accept for payment and pay for shares are subject to certain conditions. See Section 6.

13.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences relevant to the offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, "S" Corporations, expatriates, persons subject to the alternative minimum tax or persons who hold shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of shares for cash pursuant to the offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust if the administration of the trust is subject to the primary supervision of a United States court and one or more United States persons has the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a United States person. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of shares pursuant to the offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. The summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the offer.

     EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of shares for cash pursuant to the offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from Chicago Rivet, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose shares are exchanged for cash pursuant to the Exchange will be treated as having sold such holder's shares, and thus will recognize gain or loss, if the exchange (a) results in a "complete termination" of such holder's equity interest in Chicago Rivet, (b) is "substantially disproportionate" with respect to such holder or
(c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these tests, a United States Holder will generally be treated as owning shares actually or constructively owned by certain related individuals and entities.

     If a United States Holder sells shares to persons other than Chicago Rivet at or about the time such holder also sells shares to Chicago Rivet pursuant to the offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in Chicago Rivet, then the sales to persons other than Chicago Rivet may, for United States federal income tax purposes, be integrated with the holder's sale of shares pursuant to the offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder that either exchanges all shares actually or constructively owned by such holder for cash pursuant to the offer or exchanges all shares actually owned by such holder and is eligible to waive, and effectively waives, the attribution of shares constructively owned by such holder in accordance with procedure established by Section 302(c)(2) of the Code will be treated as having completely terminated such holder's equity interest in Chicago Rivet.

     An exchange of shares for cash will be "substantially disproportionate" with respect to a United States Holder if the holder actually and constructively owns less than 50% of the shares outstanding immediately after the exchange and the percentage of the then outstanding shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the shares actually and constructively owned by such holder immediately before the exchange.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in Chicago Rivet constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published and private rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     If a United States Holder is treated as having sold such holder's shares under any of the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

     If a United States Holder who exchanges shares pursuant to the offer is not treated under Section 302 as having sold such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of Chicago Rivet's current and accumulated earnings and profits (which Chicago Rivet anticipates will be sufficient to cover the amount of any such dividend) and will be includible in the holder's gross income as ordinary income in its entirety without reduction for the tax basis of the shares exchanged. No loss will be recognized. The United States Holder's tax basis in the shares exchanged generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a United States Holder that is a corporation, such holder will be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. Corporate United States Holders should consult their own tax advisors regarding whether the dividends-received deduction will be available to them and whether the "extraordinary dividends" provisions will apply to the ownership and disposition of their shares. To the extent, if any, that the cash received by a United States Holder exceeds Chicago Rivet's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares to the extent of such basis and thereafter as capital gain.

     Chicago Rivet cannot predict whether or to what extent the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders pursuant to the offer will cause Chicago Rivet to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to the offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Shareholders Who Do Not Receive Cash Pursuant to the Offer. Shareholders whose shares are not exchanged pursuant to the offer will not incur any tax liability as a result of the consummation of the offer.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     Chicago Rivet expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 have occurred or are deemed by Chicago Rivet to have occurred, to extend the period of time during which the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. Chicago Rivet also expressly reserves the right, in its sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Additionally, in certain circumstances, if Chicago Rivet waives any of the conditions of the offer set forth in Section 6, it may be required to extend the Expiration Date of the offer. Chicago Rivet's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Chicago Rivet must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Chicago Rivet further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by Chicago Rivet to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of the change. Without limiting the manner in which Chicago Rivet may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(3) promulgated under the Exchange Act), Chicago Rivet will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the PR Newswire.

     If Chicago Rivet makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, Chicago Rivet will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If:

          (1) Chicago Rivet increases or decreases the price to be paid for shares, increases or decreases the Dealer Manager's fee, increases the number of shares being sought it may purchase in the offer by more than 2% of the outstanding shares, or decreases the number of shares it may purchase in the offer, and

          (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given, the offer will be extended until the expiration of the ten business day period.

15.  FEES AND EXPENSES

     Chicago Rivet has retained BMO Nesbitt Burns Corp. to act as the Dealer Manager in connection with the offer. Nesbitt Burns will receive a fee of $100,000 for its services as Dealer Manager and advisor. Chicago Rivet also has agreed to reimburse Nesbitt Burns for certain expenses incurred in connection with the offer, including out-of-pocket expenses and reasonable attorney's fees and disbursements, and to indemnify Nesbitt Burns against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

     Chicago Rivet also has retained Georgeson Shareholder Communications Inc. as Information Agent and Harris Trust Company of New York as Depositary in connection with the offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. Chicago Rivet will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws. The Dealer Manager and Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the offer.

     Chicago Rivet will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager) for soliciting any shares pursuant to the offer. Chicago Rivet will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as Chicago Rivet's agent for purposes of the offer. Chicago Rivet will pay (or cause to be paid) any stock transfer taxes on its purchase of shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

16.  MISCELLANEOUS

     Chicago Rivet is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Chicago Rivet becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, Chicago Rivet will make a good faith effort to comply with the law. If, after a good faith effort, Chicago Rivet cannot comply with the law, the offer will not be made to nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer is being made on Chicago Rivet's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, Chicago Rivet has filed with the SEC an Issuer Tender offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Chicago Rivet.

     You should rely only on the information contained in this document or to which we have referred you. Chicago Rivet has not authorized anyone to provide you with information or make any representation on behalf of Chicago Rivet in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by Chicago Rivet.

                          CHICAGO RIVET & MACHINE CO.

March 16, 2000

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the offer is:
                        HARRIS TRUST COMPANY OF NEW YORK

           By Mail:               By Facsimile Transmission:     By Hand or Overnight Courier
                                  (for Eligible Institutions
     Wall Street Station                    only)                       Receive Window
        P.O. Box 1023                                                 Wall Street Plaza
   New York, NY 10268-1023              (212) 701-7636            88 Pine Street, 19th Floor
                                                                      New York, NY 10005
                                      Confirm Facsimile
                                  Transmission by Telephone:
                                        (800) 245-7630

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

                    The Information Agent for the offer is:

                           GEORGESON SHAREHOLDER LOGO

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                         17 State Street -- 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064

                      The Dealer Manager for the offer is:

                             BMO NESBITT BURNS LOGO

                            BMO NESBITT BURNS CORP.
                       111 West Monroe Street, 20th Floor
                            Chicago, Illinois 60603
                           Toll Free: (877) 377-3317